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                                                                   EXHIBIT 23.3

              Consent of Independent Certified Public Accountants




To the Board of Directors and Stockholders
Digital Evolution, Inc.


we hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 25, 1998, relating to the balance sheets of Digital Evolution as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the two years then ended, which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                             /s/ BDO Seidman, LLP
                                             -------------------------------
                                             BDO Seidman, LLP


Los Angeles, California
July 16, 1999